Exhibit 99.1

CAI International, Inc. Reports Results for the Third Quarter of 2018

SAN FRANCISCO--(BUSINESS WIRE)--October 30, 2018--CAI International, Inc. (CAI) (NYSE: CAI), one of the world’s leading transportation finance and logistics companies, today reported results for the third quarter of 2018.

Record lease revenue up 22% on strong container demand and improved rail fundamentals

Record logistics revenue up 49% driven by demand for truck brokerage and intermodal services

Record pre-tax income up 31% driven by strong container demand

Highlights

  Net income attributable to CAI common stockholders for the third quarter of 2018 was $20.0 million, or $1.03 per fully diluted share, compared to $17.6 million, or $0.90 per fully diluted share, in the third quarter of 2017.
  CAI reported record lease-related revenue for the third quarter of 2018 of $84.1 million, an increase of 22% compared to the third quarter of 2017.
  Average utilization for CAI’s owned container fleet during the third quarter of 2018 was 99.2% compared to 98.2% for the third quarter of 2017.
  During the third quarter of 2018, CAI leased out $296 million of container equipment.
  During the first nine months of 2018, CAI has invested or committed to invest approximately $720 million in container equipment, the vast majority of which is already on lease or committed to be leased.
  During the third quarter of 2018, CAI had net lease outs of 584 railcars, and has firm customer commitments to lease an additional 625 new cars. Utilization of the railcar fleet is currently 87%, up from 78% at the end of the second quarter of 2018.
  During the third quarter of 2018, CAI issued $343.5 million of fixed rate asset-backed notes.
  During the third quarter of 2018, CAI issued approximately two million shares of its 8.5% Series B fixed-to-floating rate cumulative redeemable perpetual preferred stock for net proceeds of $47.3 million.
  Annualized return on average common equity for the third quarter of 2018 was 14%.
  CAI recently entered into a $100 million five-year fixed rate term loan agreement. Fixed rate debt now represents approximately 70% of CAI’s total outstanding debt.
  Earlier this month, CAI announced a new 3.0 million common stock share repurchase program.

Additional information on CAI's results, as well as comments on market trends, is available in a presentation posted today on the "Investors" section of CAI's website, www.capps.com.

Victor Garcia, President and Chief Executive Officer of CAI, commented, “The strong momentum we witnessed in the first half of this year has continued during the third quarter. We reported record quarterly revenue of $115.5 million and net income attributable to CAI common stockholders for the quarter of $20.0 million, or $1.03 per fully diluted share. Our container business continues to operate near full utilization, with utilization today of 99.3%. For the first nine months of the year we have invested, or committed to invest, $721 million in container equipment. We have leased out $558 million of containers with an average lease tenor of approximately 9 years, and have lease commitments for a further $140 million of deliveries in the fourth quarter of 2018. Container demand has remained strong and we expect it to continue to remain strong due to the overall strength of the world economy. With continued high worldwide utilization of equipment, we continue to see strong demand for secondary sales of container equipment and we expect continued strong secondary sales prices.

“We remain optimistic about container demand over the coming year and do not believe that tariffs and the imposition of IMO 2020 will have a material negative impact on our business. To date we have not seen any slowing of container demand as a result of tariffs and believe container demand is likely to remain very strong through the end of the year as shippers attempt to avoid larger tariffs that may come into effect in early 2019. In the longer term we believe that the potential of permanent imposition of tariffs will result in supply chain disruption as manufacturers source products from other regions creating logistical bottlenecks and increasing the overall demand for containers. Moreover, we do not believe that the imposition of IMO 2020 regulations requiring shipping lines to deploy scrubbers on their ships or consume low sulfur fuel will negatively impact our business. Shipping lines are already modifying their bunker adjustment calculations to take into account the higher costs, which we believe will be passed on to their customers in the form of higher freight costs.

“We continue to see improvement in the utilization of rail assets and rental rates have improved on most car types from the levels of last year. During the third quarter of 2018, we had net lease outs of 584 railcars and have commitments to lease out a further 625 new cars to be delivered over the fourth quarter of 2018 and first quarter of 2019. Our railcar utilization, including new cars not yet leased out, has improved to 84% during the third quarter, compared to 78% during the second quarter. Our utilization today is 87% and we expect it will increase to 90% by the end of the year. By the end of the first quarter of 2019 we will have taken delivery of all of the rail assets under our three year purchase commitment with one of the rail manufacturers. Our ongoing focus will be to find the best opportunities to improve results, which include increasing utilization, renewing leases at higher rates and, where it makes sense, selling equipment.

“Our logistics business continues to gain momentum and has a growing customer portfolio that led to record revenue during the quarter. Growth has been particularly strong in our domestic intermodal and truck brokerage businesses. We reported logistics revenue during the quarter of $31.4 million, an increase of 49% compared to the third quarter of 2017. Similarly, gross margin in logistics has increased 21% during the quarter, compared to the third quarter of 2017. The difference in revenue and gross margin growth rates reflects the change in mix between our domestic intermodal, truck brokerage and international businesses. We are focused on expanding our portfolio of customers and gaining more penetration with our key clients. We expect continued double digit expansion of our logistics business into 2019.”

Mr. Garcia, continued, “We have also been active in enhancing the strength of our balance sheet. We successfully issued approximately 2.0 million shares of our Series B perpetual preferred stock during the quarter, for net proceeds of $47.3 million. We also issued $343.5 million of fixed rate asset backed notes during the quarter which, together with a recently completed $100 million fixed rate term loan agreement, has increased our proportion of fixed rate debt to approximately 70%.”

Mr. Garcia, concluded, “We have successfully improved our financial performance over the course of this year and based on the most recent quarter achieved an annualized return on equity of 14%. Our container segment was the driver of those results and had a comparable annualized return on equity of 18%. Although we are pleased with our performance, we are focused on continued improvement on those results. Our focus is to deploy capital where the returns are strongest which includes repurchasing shares. We announced a 3 million common stock share repurchase program earlier this month and believe the repurchase of outstanding shares provides a compelling investment that will benefit our long-term shareholders.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	September 30,	December 31,
	2018	2017
Assets
Current assets
Cash	$14,550	$14,735
Cash held by variable interest entities	23,779	20,685
Accounts receivable, net of allowance for doubtful accounts of $1,455 and $1,440 at September 30, 2018 and December 31, 2017, respectively	83,698	68,324
Current portion of net investment in direct finance leases	74,637	30,063
Prepaid expenses and other current assets	2,600	4,258
Total current assets	199,264	138,065
Restricted cash	31,634	11,789
Rental equipment, net of accumulated depreciation of $575,866 and $505,546 at September 30, 2018 and December 31, 2017, respectively	2,299,955	2,004,961
Net investment in direct finance leases	444,741	246,450
Goodwill	15,794	15,794
Intangible assets, net of accumulated amortization of $4,946 and $3,407 at September 30, 2018 and December 31, 2017, respectively	6,184	7,723
Furniture, fixtures and equipment, net of accumulated depreciation of $3,303 and $3,201 at September 30, 2018 and December 31, 2017, respectively	619	338
Other non-current assets	974	3,008
Total assets	$2,999,165	$2,428,128

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,269	$7,831
Accrued expenses and other current liabilities	18,882	15,706
Due to container investors	993	1,845
Unearned revenue	8,345	7,811
Current portion of debt	194,563	132,049
Rental equipment payable	257,947	92,415
Total current liabilities	486,999	257,657
Debt	1,777,420	1,570,773
Deferred income tax liability	38,277	35,853
Total liabilities	2,302,696	1,864,283

Stockholders' equity

Preferred stock, par value $.0001 per share; authorized 10,000,000 and 5,000,000 at September 30, 2018 and December 31, 2017, respectively:
8.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred stock, issued and outstanding 2,199,610 and 0 shares at September 30, 2018 and December 31, 2017, respectively, at liquidation preference	54,990	-
8.50% Series B fixed-to-floating rate cumulative redeemable perpetual preferred stock, issued and outstanding 1,955,000 and 0 shares at September 30, 2018 and December 31, 2017, respectively, at liquidation preference	48,875	-
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 19,306,202 and 20,390,622 shares at September 30, 2018 and December 31, 2017, respectively	2	2
Additional paid-in capital	145,069	172,325
Accumulated other comprehensive loss	(6,379)	(6,122)
Retained earnings	453,912	397,640
Total stockholders' equity	696,469	563,845
Total liabilities and stockholders' equity	$2,999,165	$2,428,128

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue
Container operating lease revenue	$75,331	$61,870	$208,298	$169,784
Rail lease revenue	8,759	7,279	26,982	23,459
Logistics revenue	31,362	21,012	81,251	61,116
Total revenue	115,452	90,161	316,531	254,359

Operating expenses
Depreciation of rental equipment	31,272	27,788	89,521	82,814
Storage, handling and other expenses	3,514	3,506	10,227	16,651
Logistics transportation costs	27,541	17,855	70,536	51,608
Gain on sale of used rental equipment	(2,625)	(1,663)	(7,539)	(2,539)
Administrative expenses	12,869	10,781	36,270	31,212
Total operating expenses	72,571	58,267	199,015	179,746

Operating income	42,881	31,894	117,516	74,613

Other expenses
Net interest expense	19,783	13,959	55,122	37,916
Other expense	116	449	510	651
Total other expenses	19,899	14,408	55,632	38,567

Income before income taxes	22,982	17,486	61,884	36,046
Income tax expense (benefit)	1,228	(101)	2,695	549

Net income	21,754	17,587	59,189	35,497
Preferred stock dividends	1,748	-	2,917	-
Net income attributable to CAI common stockholders	$20,006	$17,587	$56,272	$35,497

Net income per share attributable to CAI common stockholders
Basic	$1.04	$0.92	$2.85	$1.86
Diluted	$1.03	$0.90	$2.81	$1.83

Weighted average shares outstanding
Basic	19,214	19,180	19,741	19,108
Diluted	19,492	19,633	19,997	19,422

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(UNAUDITED)

	Nine Months Ended
	September 30,
	2018	2017
Cash flows from operating activities
Net income	$59,189	$35,497
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	89,635	83,088
Amortization of debt issuance costs	3,173	2,400
Amortization of intangible assets	1,538	1,536
Stock-based compensation expense	2,101	1,539
Reduction in contingent consideration	-	(2,211)
Unrealized loss on foreign exchange	317	42
Gain on sale of used rental equipment	(7,539)	(2,539)
Deferred income taxes	2,424	393
Bad debt (recovery) expense	(14)	750
Changes in other operating assets and liabilities:
Accounts receivable	(7,305)	(10,715)
Prepaid expenses and other assets	(2,130)	(72)
Accounts payable, accrued expenses and other current liabilities	(901)	(5,887)
Due to container investors	(852)	(697)
Unearned revenue	(49)	(540)
Net cash provided by operating activities	139,587	102,584
Cash flows from investing activities
Purchase of rental equipment	(529,230)	(277,769)
Proceeds from sale of used rental equipment	44,373	48,863
Purchase of furniture, fixtures and equipment	(394)	(91)
Receipt of principal payments from direct finance leases	26,982	14,536
Net cash used in investing activities	(458,269)	(214,461)
Cash flows from financing activities
Proceeds from debt	1,302,912	556,544
Principal payments on debt	(1,025,954)	(448,436)
Debt issuance costs	(9,882)	(3,129)
Proceeds from issuance of common and preferred stock	103,681	-
Repurchase of common stock	(27,946)	-
Dividends paid to preferred stockholders	(1,376)	-
Exercise of stock options	24	1,362
Net cash provided by financing activities	341,459	106,341
Effect on cash of foreign currency translation	(23)	380
Net increase (decrease) in cash and restricted cash	22,754	(5,156)
Cash and restricted cash at beginning of the period	47,209	52,326
Cash and restricted cash at end of the period	$69,963	$47,170

CAI International, Inc.
Fleet Data
(UNAUDITED)

			As of September 30,
			2018	2017

Owned container fleet in TEUs			1,435,516	1,121,355
Managed container fleet in TEUs			75,872	83,086
Total container fleet in TEUs			1,511,388	1,204,441

Owned container fleet in CEUs			1,475,142	1,188,078
Managed container fleet in CEUs			69,134	75,596
Total container fleet in CEUs			1,544,276	1,263,674

Owned railcar fleet in units			7,489	6,795

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Average Utilization
Container fleet utilization in CEUs	99.2%	98.0%	99.2%	96.9%
Owned container fleet utilization in CEUs	99.2%	98.2%	99.2%	97.1%
Railcar fleet utilization in units - excluding new units not yet leased	89.0%	89.3%	88.1%	91.0%
Railcar fleet utilization in units - including new units not yet leased	84.0%	77.4%	79.1%	79.8%

			As of September 30,
			2018	2017
Period Ending Utilization
Container fleet utilization in CEUs			99.3%	98.5%
Owned container fleet utilization in CEUs			99.3%	98.6%
Railcar fleet utilization in units - excluding new units not yet leased			90.0%	86.8%
Railcar fleet utilization in units - including new units not yet leased			86.6%	74.1%

Utilization of containers is computed by dividing the total units on lease in CEUs (cost equivalent units), by the total units in our fleet in CEUs.
The total container fleet excludes new units not yet leased and off-hire units designated for sale.
Utilization of railcars is computed by dividing the total number of railcars on lease by the total number of railcars in our fleet.
The impact on utilization of including new units not yet leased in the total railcar fleet has been included in the table above.

CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Conference Call

A conference call to discuss the financial results for the third quarter of 2018 will be held on Tuesday, October 30, 2018 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” section of CAI’s website, www.capps.com, by selecting “Q3 2018 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” section of our website.

Earnings Presentation

A presentation summarizing our third quarter 2018 results is available on the “Investors” section of our website, www.capps.com.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of September 30, 2018, CAI operated a worldwide fleet of approximately 1.5 million CEUs of containers, and owned a fleet of 7,489 railcars that it leases within North America. CAI operates through 23 offices located in 14 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, the statements regarding management's business outlook on the container leasing business, management's outlook for growth of CAI’s leasing investments and the outlook of its logistics business. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com